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                    WESTERFED FINANCIAL CORPORATION ANNOUNCES
                       FOURTH QUARTER AND ANNUAL EARNINGS
                           STOCK BUY BACK PROGRAM AND
                               ANNUAL MEETING DATE

         Missoula, Montana - July 26, 1999 - WesterFed Financial Corporation (the "Company") (NASDAQ-WSTR), the holding company for Western Security Bank (the "Bank"), announced earnings for the fourth quarter ended June 30, 1999 of $1.8 million, or $0.39 per share (cash earnings of $0.47 per share), as compared to $2.0 million, or $0.35 per share (cash earnings of $0.43 per share) for the same period last year. Earnings for the year ended June 30, 1999 were $6.9 million, or a record $1.37 per share (cash earnings of $1.68 per share), as compared to $7.3 million, or $1.29 per share (cash earnings of $1.62 per share), for the same period last year. All per share amounts are diluted earnings per share as calculated under SFAS No. 128. Cash earnings, which represent the amount by which tangible equity changes each period due to operating results, include reported earnings plus the non-cash charges for goodwill amortization and amortization relating to core deposit intangible and certain employee stock plans and related tax benefit.
         The Company previously announced on June 24 that it will pay a regular cash dividend of $0.15 per share for the quarter ended June 30, 1999 plus a special cash dividend of $0.05 reflecting a 8.8% addition to the $0.57 per share declared during the fiscal year just ended. The total of $0.20 per share was paid on July 21, 1999 to stockholders of record on July 7, 1999. The regular quarterly cash dividend of $0.15 represents an increase of 3.4% over the prior quarter's regular cash dividend of $0.145 per share. The Company has increased regular cash dividends every quarter since becoming a public company.
         The Board of Directors of the Company has also authorized a plan to repurchase up to 5.0% of its outstanding shares of common stock in the open market during a twelve month period depending upon market conditions. The program will be conducted through the use of certain registered broker-dealers with repurchases to be made from time-to-time at market prices. At June 30, 1999 there were 4,538,557 shares of common stock outstanding. In addition, the Company announced its Annual Meeting of Stockholders will be held at 9:00 a.m. on October 26, 1999 at the Missoula Southgate Branch of Western Security Bank located at 2601 Garfield Street, Missoula, Montana.
         Company President Lyle R. Grimes stated, "The Company is pleased to be able to pay a special dividend to shareholders, announce record annual earnings per share and announce a stock repurchase program. With my retirement from the Bank on June 30, 1999, Mr. Ralph Holliday became the new President/CEO of the


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Bank. Since Mr. Holliday's employment on April 19, 1999 as President/CEO-Elect of the Bank, he has directed the development of new strategic plans with senior management. A new organizational chart has been implemented to streamline the Bank's management structure to ensure results oriented and accountable management. In order to facilitate these changes, the Bank has charged earnings during this current quarter for early retirement incentives for certain executive officers. In addition, after a review of certain products and services the bank has sold the credit card loan portfolio and is phasing out the dealer finance auto lending program as these two programs were not returning desired levels of profitability and were hindering the return on equity and assets. During the year, the Bank finished the successful implementation of a new data processing system and substantially completed our preparedness for potential year 2000 issues. In addition, in December 1998 the Company completed a Modified Dutch Tender Offer in which 19.4% of the Company's stock was repurchased."

         Western Security Bank President Ralph Holliday stated, "I am pleased to be a member of the Western Security Bank management team as we embark upon the challenge of significantly improving the Bank's financial performance. Our new management team is very committed to improving return on equity and revenue growth while significantly reducing our efficiency ratio. The management team has identified strategic objectives in the areas of financial results, sales culture and service quality. We all look forward to this next year as we accept the responsibilities for our future success."
         Total assets decreased to $1.007 billion at June 30, 1999 as compared to $1.022 billion at June 30, 1998. Loans receivable and loans available-for-sale decreased $25.9 million and investment securities, Federal Home Loan Bank stock and all other interest earning assets decreased $16.1 million, while mortgage-backed securities increased $25.3 million. The $25.9 million decrease in loans receivable and loans-available-for sale is primarily the result of a $33.9 million decrease in residential loans and a $6.0 million decrease in consumer related loans, while commercial and agriculture loans increased $16.7 million. Total deposits increased $9.1 million as a result of savings, money market and checking accounts increasing $23.8 million while certificates of deposit decreased $14.7 million. Stockholders' equity decreased $18.6 million to $91.1 million due to the repurchase of 1,082,854 shares of common stock at $20.00 per share for a total of $21.9 million.
         Net income decreased $237,000 to $1.8 million for the quarter ended June 30, 1999 from $2.0 million for the same period last year due primarily to increases in provision for loan losses and non-interest expense. Net interest income before provision for loan losses for the quarter ended June 30, 1999


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decreased $80,000 to $8.0 million as compared to $8.1 million over the same period last year. The provision for loan losses was increased $235,000 to $445,000 during the quarter ended June 30, 1999 from $210,000 during the same period last year. The $445,000 provision for the quarter is an increase of $100,000 from the prior quarter. These provisions reflect management's desire to maintain the allowance for loan losses at a level which is considered adequate to absorb losses inherent in the loan portfolio, especially related to charge-offs incurred with dealer finance loans and the classification of one commercial real estate loan. Total non-interest income increased $242,000 to $2.5 million during the quarter ended June 30, 1999 from $2.3 million during the same period last year. Included in non-interest income for the quarter ended June 30, 1999 is a net gain of $314,000 from the sale of the Bank's credit card program, the sale of a building and life insurance proceeds, reduced by the write down of purchased servicing values. Non-interest expenses increased $406,000 to $7.3 million for the quarter ended June 30, 1999 from $6.9 million for the same period last year. Included in non-interest expense for the quarter ended June 30, 1999 is $519,000 related to payment of early retirement incentives and other non-recurring expenses.
         Net income decreased $337,000 to $6.9 million for the fiscal year ended June 30, 1999 as compared to $7.3 million for the fiscal year ended June 30, 1998. The $337,000 decrease in net income was comprised of a decrease in net interest income of $684,000, a $467,000 increase in non-interest expense and a $460,000 increase in provision for loan losses, offset by an increase in non-interest income of $917,000 and a decrease in income tax expense of $357,000. The interest rate spread increased to 3.16% at June 30, 1999 from 2.99% at June 30, 1998.
           Interest income decreased $3.7 million to $70.8 million for the fiscal year ended June 30, 1999 from $74.5 million for the fiscal year ended June 30, 1998. This decrease resulted from a decrease in the average balance of interest earning assets of $20.0 million to $912.2 million during fiscal 1999 from $932.2 million during fiscal 1998 and a decrease in the average yield on interest-earning assets to 7.76% during fiscal 1999 from 7.99% during fiscal 1998.
          Interest expense decreased $3.1 million to $39.2 million in fiscal 1999 from $42.3 million in fiscal 1998. This decrease resulted from a decrease in the average balance of interest-bearing liabilities of $10.1 million to $871.4 million during fiscal 1999 from $881.5 million during fiscal 1998 and a decrease in the average rate paid on interest-bearing liabilities to 4.50% during fiscal 1999 from 4.80% during fiscal 1998.
         The provision for loan losses increased $460,000 to $1.3 million for fiscal year 1999 from $840,000 for the same period last year. The increased provision for loan losses is primarily related to the consumer loan dealer

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finance program. At June 30, 1999, the Company had $4.2 million of non-performing assets (representing 0.42% of total assets) compared to $5.0 million at June 30, 1998 (representing 0.49% of total assets). The 0.42% is substantially less than the national composite for thrifts of 0.73% at March 31, 1999, which is the latest available information reported by the Office of Thrift Supervision. At June 30, 1999, the Company had allowance for loan losses to non-performing assets of 121.13% as compared to 97.44% at June 30, 1998. Management's evaluation of the adequacy of its loan loss reserves, the quality of the loan portfolio and economic conditions in Montana resulted in the $1.3 million provision for loan losses. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the performance and composition of the Company's loan portfolio, the economy, inflation, changes in real estate values and interest rates and the view of the regulatory authorities toward adequate reserve levels.
         Non-interest income increased $917,000 to $9.3 million in fiscal 1999 from $8.4 million during 1998. The $917,000 increase resulted primarily from increases in fees and service fees, net gain on sale of loans and securities available-for-sale and other operating income of $350,000, $96,000 and $471,000 respectively. The low interest rate environment that existed during fiscal 1999 produced strong mortgage loan refinance activity which resulted in $3.7 million of loan origination fees and gains on sale of loans available-for-sale as compared to $3.2 million for the same period last year. Seasonal fluctuations in loan volume and a decline in loan volume due to increased interest rates could adversely affect origination fees and gains on sale loans available-for- sale. Included in non-interest income for fiscal 1999 is a net gain of $314,000 from the sale of the Bank's credit card program, the sale of a building, life insurance proceeds and the write down of mortgage servicing rights that reduced servicing fee income on loans serviced for others.
          Non-interest expense increased $467,000 to $28.2 million in fiscal 1999 from $27.8 million in fiscal 1998. Compensation and employee benefits and equipment and furnishings expense increased $546,000 and $467,000 respectively while occupancy, marketing and other expense decreased $118,000, $173,000 and $276,000 respectively. Included in non-interest expense for fiscal 1999 is $834,000 related to year 2000 readiness expenditures, early retirement incentives for certain executive officers, non-recurring professional fees and data center conversion costs.

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          Income tax expenses decreased $357,000 to $4.4 million for fiscal 1999 from $4.8 million for fiscal 1998. The $357,000 decrease in income tax expense was primarily the result of the decrease in income before income tax expense of $694,000 and the non-tax deductibility of $666,000 of goodwill amortization for fiscal 1999.

FORWARD LOOKING STATEMENTS
         When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities , competitive and regulatory factors and unforseen business risks related to year 2000 computer issues could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.
         The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
         WesterFed Financial Corporation's only subsidiary, Western Security Bank, which is Montana's largest savings bank, operates thirty-four offices in twenty Montana communities.

CONTACT: James A. Salisbury, Executive Vice President/Treasurer and Chief
         Financial Officer  (406) 721-5254

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